Exhibit 99.1

NET1: APPOINTS NEW BOARD CHAIR, PLANS FOR FURTHER INDEPENDENT DIRECTORS AND APPOINTS MEDIA RELATIONS AGENCY

Johannesburg, April 6, 2017 – Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) (“Net1” or the “Company”) today announced that its Board of directors has determined to split the Chairman and Chief Executive Officer roles in recognition of the growing practice of U.S. public companies, as well as the customary practice of South African public companies, to have the Chairman be an independent director. The Board has come to believe that separating the roles of Chairman and Chief Executive Officer is the appropriate corporate governance model for the Company at this time, especially given its secondary listing on the JSE and its significant South African institutional shareholder base.

As a result of the foregoing determination, the Company has appointed Mr. Christopher S. Seabrooke as Chairman of the Board. Mr. Serge C.P. Belamant has resigned as chairman but will remain a director and Chief Executive Officer of the Company. Mr Seabrooke has been a director of Net1 since 2005, and chairs its Audit Committee, as well as its Nominating and Corporate Governance Committee. Mr. Seabrooke holds degrees in Economics and Accounting from the University of Kwa-Zulu Natal and an MBA degree from the University of the Witwatersrand. He is a highly experienced director, having been chairman or a director of over 25 stock exchange quoted companies over the past 30 years. He is currently CEO of Sabvest Limited, a JSE listed investment group, and also holds other non-executive directorships. He is a member of the Institute of Directors in South Africa.

In addition, the Board is actively seeking to appoint additional independent directors. The Board expects that at least one director will be a person designated by the International Finance Corporation, pursuant to the Company’s agreement with the IFC and affiliated funds. The Board has been conducting a search over the past few months and believes it will shortly be in a position to send formal invitations to its preferred candidates. At such time as additional directors are appointed, the Board will review the composition and chairmanship of all Board committees.

The Board also intends to review the relevant parts of the Company’s ongoing business strategy and management structure as soon as the outcome of its proposed investments in Blue Label Telecoms Limited, Cell-C (Pty) Limited and DNI-4PL Contracts (Pty) Ltd (as announced on March 1, 2017) are known.

Further to the advice in its Board Statement of March 16, 2017, the Company has appointed Burson-Marsteller as its media relations agency to manage all of the Company’s external communications. For the time being, no statements will be made, or interviews given by any Company or Cash Paymaster Services (Pty) Ltd officials and only statements and releases on behalf of the Board will be issued.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the proposed investments in Blue Label, Cell C and DNI not closing; failure by the Company to realize the anticipated benefits from these transactions; or inability to complete the appointment of additional independent directors, and other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Relations Contact:

Bridget von Holdt
Business Director – Burson-Marsteller South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com